Exhibit 99.3

Contact:

Global Logistics Acquisition Corporation	Brainerd Communicators, Inc.
Gregory E. Burns	Jeff Majtyka/Brad Edwards (Investors)
President, CEO	Jenna Focarino (Media)
(646) 495-5094	(212) 986-6667

Global Logistics Acquisition Corporation Completes Acquisition of

The Clark Group, Inc.

Company Changes its Name to Clark Holdings Inc.

New York, NY, February 13, 2008 – Global Logistics Acquisition Corporation (AMEX:GLA; GLA.U; GLA.WS) (“GLAC”) today announced the completion of its acquisition of The Clark Group, Inc. (“Clark”) following shareholder approval at the Special Meeting of Stockholders held on February 11, 2008 and the completion of additional closing conditions.

GLAC is changing its name to Clark Holdings Inc. Clark Holdings will continue to trade initially under the ticker symbol “GLA.”

“Over its thirty year history, Clark has established itself as a leader in the provision of value added distribution, transportation management, and international freight forwarding services to the print industry,” stated Tim Teagan, President & Chief Executive Officer of Clark Holdings. “As a public company, we will have access to the capital markets and additional resources that were not previously available to us, which when combined with our flexible, non-asset based operating model and superior customer relationships positions Clark for accelerated growth. We are excited to begin executing on our multi-pronged growth strategy that includes expanding our geographic footprint and customer base, entering new industry verticals, and creating additional service offerings.”

Jim Martell, Chairman of Clark Holdings, commented, “I look forward to working with Tim and the dedicated management team at Clark in my role as Chairman. Clark possesses a superior platform for growth and I am excited to continue contributing to the company’s development as we execute on our various strategic growth initiatives including the evaluation of strategic tuck-in acquisitions.”

Greg Burns, Chairman of Clark Holdings’ Capital & Acquisition Committee and former Chief Executive Officer of GLAC, stated “Clark Holdings, with its non-asset-based business model, strong balance sheet, flexible corporate structure and seasoned management team is uniquely positioned to take advantage of the growing market for logistics services. The Board of Directors is excited about the numerous organic and acquisition growth opportunities available to Clark Holdings. “

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark Holdings. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark Holdings’ filings with the Securities and Exchange Commission. Clark Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.